Exhibit 4(f)
[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE
CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE
BEEN OMITTED.]

The Lincoln National Life Insurance Company

VARIABLE ANNUITY LIVING BENEFITS RIDER
Contract Number: [0123456]
Rider Date: [February 1, 2020]
Owner(s): [John Doe]
Measuring Life Option: [Single]
Guaranteed Maximum Annual Protected Lifetime Income Fee: [2.25%]
Initial Annual Protected Lifetime Income Fee: [1.10%]
Enhancement Rate: [6%]
Enhancement Period: [10] Years

This optional Rider is made a part of the entire Contract to which it is attached.  Except as stated in this Rider, it is subject to all provisions contained in the Contract.  Coverage under this Rider begins on the Rider Date shown above.

Summary of Rider Provisions
This Rider provides that the Owner may withdraw, each Benefit Year, an amount up to the Protected Annual Income, for the lifetime(s) of the Measuring Life(s), if certain conditions are satisfied as described in this Rider.  The Protected Annual Income is a percentage of the Protected Income Base.

Additional Purchase Payment Restriction
Subject to any further limitations stated in the Contract to which this Rider is attached and the Maximum Protected Income Base limit, cumulative additional Purchase Payments after the first Benefit Year may not equal or exceed $100,000 without prior Home Office approval. If the Contract Value is $0, then no additional Purchase Payments will be approved and added to the Contract.

Allocation Restriction
While this Rider is in effect, the Fixed Account, if any, or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to the Contract.

DEFINITIONS
Annuitant is the Natural Person used to determine the benefits if the Measuring Life Option is Single.  The Annuitant is one of two Natural Persons used to determine the benefits if the Measuring Life Option is Joint.  The Contract may only have one Annuitant.  The Annuitant may not be changed.
Benefit Year is each 12-month period starting with the Rider Date shown above and each Rider Date Anniversary thereafter.
Company, We, Us, and Our refer to The Lincoln National Life Insurance Company.
Initial Enhancement Period is the period that begins on the Rider Date and ends after the Enhancement Period shown on Page 1 of this Rider.
Measuring Life is a Natural Person used to determine the benefits under this Rider. Measuring Life includes any Annuitant, Owner, Joint Owner and Secondary Life.
Measuring Life Option indicates how many Natural Persons are used to determine the benefits under this Rider.  Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider.  Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider.  The Measuring Life Option may not be changed after the Rider Date.
Natural Person is a human being.
Non-Natural Person, for purposes of this Rider, includes a trust, corporation, partnership or association.

Purchase Payments, for the purpose of this Rider, are the amounts paid into the Contract by the Owner including Bonus Credits, if any, before deduction of any Sales Charges. Bonus Credits and Sales Charges, if any, are shown on the Contract Specifications.
Rider Date Anniversary is the same calendar day as the Rider Date, each subsequent calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day.
A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date.  If such day is not a Valuation Date, and a Protected Lifetime Income Fee is due, that fee will be deducted on the first Valuation Date following such calendar day.
Secondary Life is the second Natural Person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint.  The Secondary Life may not be changed.  The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract
Systematic Required Minimum Distributions are systematic monthly or quarterly installments withdrawn via Our automatic withdrawal service of the amount needed to satisfy the Owner’s required minimum distribution as determined by Us in accordance with the IRC Section 401(a)(9)(A), as amended from time to time, for the Contract to which this Rider is attached.
Withdrawal is the gross amount of a Withdrawal before any applicable charges, fees and/or Interest Adjustment/Market Value Adjustment. Withdrawals are Conforming Withdrawals or Excess Withdrawals. Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the original Owner or the original Owner’s bank account, or to the original Annuitant or the original Annuitant’s bank account, if the Owner is a Non-Natural Person, will be treated as an Excess Withdrawal. Under the Joint Measuring Life Option, if the Owner is a Non-Natural Person, upon the death of the original Annuitant where the Secondary Life continues the Contract, any Withdrawal that otherwise is a Conforming Withdrawal, but is not made payable to the succeeding Annuitant or the succeeding Annuitant’s bank account, will be treated as an Excess Withdrawal.
Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the Protected Annual Income. If the Owner receives only Systematic Required Minimum Distributions during a Benefit Year, all Systematic Required Minimum Distributions during that Benefit Year will be treated as Conforming Withdrawals.  However, if a Withdrawal other than Systematic Required Minimum Distributions occurs during a Benefit Year, then this Withdrawal and any subsequent Withdrawals, including Systematic Required Minimum Distributions, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the Protected Annual Income.
Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the Conforming Withdrawal.

RIDER BENEFIT

Protected Income Base
The Protected Income Base is the value used to calculate the Protected Annual Income and the Protected Lifetime Income Fees.

If the Rider Date is the Contract Date, then the initial Protected Income Base will be equal to the initial Purchase Payment.  If the Rider Date is after the Contract Date, then the initial Protected Income Base will be equal to the Contract Value on the Rider Date.

On a Rider Date Anniversary, the Protected Income Base may be adjusted by an Enhancement or an Account Value lock in as described below. The Protected Income Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon an Excess Withdrawal as described below.

Upon each Conforming Withdrawal, the Protected Income Base will not change.

Maximum Protected Income Base
The Protected Income Base is subject to a $10,000,000 maximum of the combined Protected Income Base values, Protected Amount values, Income Base values, Guaranteed Amount and other guaranteed amounts for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner.

If this maximum is exceeded, the Protected Income Base values, Protected Amount values, Income Base values Guaranteed Amount and other and guaranteed amounts for each applicable annuity contract and annuity rider will be reduced proportionately so the combined amount values do not exceed the maximum stated above.

The Protected Amount, Income Base and Guaranteed Amount are the values used to calculate the amounts available for the Protected Annual Income, Guaranteed Annual Income or Maximum Annual Withdrawal and determine the rider charges under a Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.  The Protected Income Base under this Rider means the Protected Amount, Income Base or Guaranteed Amount for the purposes of calculating the Protected Amount maximum, Income Base maximum or Guaranteed Amount maximum for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

Enhancement Base
The Enhancement Base is the value used to calculate the amount that may be added to the Protected Income Base upon an Enhancement. The initial Enhancement Base is equal to the initial Protected Income Base.

On a Rider Date Anniversary, the Enhancement Base is adjusted upon an Account Value lock in as described below. The Enhancement Base is also increased by an additional Purchase Payment on the Valuation Date it is approved and added to the Contract or reduced upon an Excess Withdrawal as described below.

Upon each Conforming Withdrawal or an Enhancement, the Enhancement Base will not change.

Adjustments to the Protected Income Base or the Enhancement Base
The Protected Income Base and the Enhancement Base may be adjusted as described in the provisions below.

Adjustments for Additional Purchase Payments
If an additional Purchase Payment is approved and added to the Contract, the Protected Income Base and the Enhancement Base will each be increased by the amount of the additional Purchase Payment.

Additional Purchase Payments may affect the Protected Lifetime Income Fee due pursuant to the Protected Lifetime Income Fee provision of this Rider.

Adjustments for Excess Withdrawals
Upon each Excess Withdrawal, the Protected Income Base and the Enhancement Base will each be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.

Adjustments for an Account Value lock in
Upon an Account Value lock in, the Protected Income Base and the Enhancement Base will each be increased to an amount equal to the Contract Value.

On each Rider Date Anniversary, an Account Value lock in will occur only if all the following conditions are satisfied:
(a)	all Measuring Lives as of that Valuation Date are under attained age 86; and
(b)	the Contract Value as of that Valuation Date is greater than the Protected Income Base; and
(c)	the Account Value lock in would increase the Protected Income Base at least as much as an Enhancement that may have occurred on such Rider Date Anniversary.

Upon an Account Value lock in, the Protected Lifetime Income Fee may increase to the Protected Lifetime Income Fee currently in effect, subject to the Guaranteed Maximum Annual Protected Lifetime Income Fee shown on Page 1 of this Rider. Any adjustment for an Account Value lock in may be declined if the Protected Lifetime Income Fee increased, as described in the Protected Lifetime Income Fee provision of this Rider. If the Owner does not decline the Account Value lock in, as described in the Protected Lifetime Income Fee provision of this Rider, the increase to the Protected Income Base and Enhancement Base will be deemed accepted by the Owner.

If the Owner declines the Account Value lock in, the Protected Income Base and Enhancement Base will be the Protected Income Base and Enhancement Base on the Valuation Date immediately prior to the Rider Date Anniversary, subject to adjustments for Withdrawals and additional Purchase Payments.

Future Account Value lock ins may occur after declining an Account Value lock in.

Adjustment for an Enhancement
On each Rider Date Anniversary, in accordance with the conditions of this provision, the Protected Income Base will automatically be increased by an amount that is equal to (A) multiplied by (B), where:
(A)
is the Enhancement Base less any Purchase Payments approved and added to the Contract in the preceding Benefit Year (except any Purchase Payment approved and added to the Contract within the first 90 days after the Rider Date); and

(B)	is the Enhancement Rate shown on Page 1 of this Rider.

The Enhancement will occur only if all the following conditions are satisfied:
(a)	the preceding Benefit Year is during the Enhancement Period shown on Page 1 of this Rider, which begins on the Rider Date and restarts upon an Account Value lock in; and
(b)	no Withdrawal occurred in the preceding Benefit Year; and
(c)	all Measuring Lives are under attained age 86; and
(d)	the Enhancement would increase the Protected Income Base more than an Account Value lock in that may have occurred and been accepted on the Rider Date Anniversary.

The Enhancement will occur after the Owner declines an Account Value lock in if all other conditions in this provision have been satisfied and the preceding Benefit Year is during the Initial Enhancement Period shown on Page 1 of this Rider.

Upon an Enhancement after the Initial Enhancement Period, the Protected Lifetime Income Fee may increase to the fee currently in effect, subject to the Guaranteed Maximum Annual Protected Lifetime Income Fee shown on Page 1 of this Rider.

Any adjustment for an Enhancement after the Initial Enhancement Period may be declined if the Protected Lifetime Income Fee increased, as described in the Protected Lifetime Income Fee provision of this Rider. If the Owner declines the Enhancement because of a Protected Lifetime Income Fee increase, the Enhancement will not occur. If the Owner does not decline the Enhancement as described in the Protected Lifetime Income Fee provision of this Rider, the increase to the Protected Income Base will be deemed accepted by the Owner.

If the Owner declines the Enhancement, the Protected Income Base will be the Protected Income Base on the Valuation Date immediately prior to the Rider Date Anniversary, subject to adjustments for Withdrawals and additional Purchase Payments.

Future Enhancements may occur after declining an Enhancement.

Protected Annual Income Amount
The Protected Annual Income is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal. If the Measuring Life Option is Joint, the Protected Annual Income available is based upon the attained age of the younger or surviving Measuring Life on the Rider Date. The Protected Annual Income may be withdrawn during the lifetime(s) of all Measuring Lives until the Protected Annual Income or Protected Income Base are reduced to $0.

The initial Protected Annual Income is determined on the Rider Date by multiplying the Protected Income Base by a Protected Annual Income Rate from the applicable Protected Annual Income Rate Table below, which varies by age and the Measuring Life Option.  If the Measuring Life Option is Joint, the Protected Annual Income Rate will be based upon the younger or surviving Measuring Life on the Rider Date.

The Protected Annual Income will change upon an Account Value lock in, an Enhancement, an additional Purchase Payment or an Excess Withdrawal as described below.

Protected Annual Income Rate
The Protected Annual Income Rate used to calculate the initial Protected Annual Income will be based upon the attained age of the Measuring Life on the Rider Date. If the Measuring Life Option is Joint, the Protected Annual Income Rate used to calculate the initial Protected Annual Income will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date.

Thereafter, the Protected Annual Income Rate will not change.

Protected Annual Income Rate Table
Single Measuring Life Option		Joint Measuring Life Option
Age of Measuring Life on Rider Date	Protected Annual Income Rate	Age of Younger or Surviving Measuring Life on Rider Date	Protected Annual Income Rate
[48]	[REDACTED]	[48]	[REDACTED]
[49]		[49]
[50]		[50]
[51]		[51]
[52]		[52]
[53]		[53]
[54]		[54]
[55]		[55]
[56]		[56]
[57]		[57]
[58]		[58]
[59]		[59]
[60]		[60]
[61]		[61]
[62]		[62]
[63]		[63]
[64]		[64]
[65]		[65]
[66]		[66]
[67]		[67]
[68]		[68]
[69]		[69]
[70]		[70]
[71]		[71]
[72]		[72]
[73]		[73]
[74]		[74]
[75]		[75]
[76]		[76]
[77]		[77]
[78]		[78]
[79]		[79]
[80]		[80]
[81]		[81]
[82]		[82]
[83]		[83]

Maximum Protected Annual Income
The combined Protected Annual Income (including any guaranteed amounts, Guaranteed Annual Income amount, Protected Annual Income amount and Maximum Annual Withdrawal amount) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life or Owner, is subject to a maximum of the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date times the Maximum Protected Income Base.

The Guaranteed Annual Income, Protected Annual Income or Maximum Annual Withdrawal amount are the amounts that may be withdrawn from a Company annuity contract or an annuity rider by the Owner each Benefit Year. The Protected Annual Income under this Rider means the Guaranteed Annual Income amount, Protected Annual Income amount for the purposes of calculating the Guaranteed Annual Income maximum or Protected Annual Income maximum, including any Maximum Annual Withdrawal amount, for such Company annuity contract or an annuity rider, including annuity contracts with an affiliated company.

Adjustment to the Protected Annual Income for Additional Purchase Payments
If an additional Purchase Payment is approved and added to the Contract, the Protected Annual Income will be equal to the additional Purchase Payment times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date plus the Protected Annual Income immediately prior to receipt of the additional Purchase Payment. If the Measuring Life Option is Joint, the Protected Annual Income Rate used will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date. Additional Purchase Payments may affect the Protected Lifetime Income Fee pursuant to the Protected Lifetime Income Fee provision of this Rider.

Adjustment to the Protected Annual Income for Excess Withdrawals
Upon each Excess Withdrawal, the Protected Annual Income applicable to the next Benefit Year will decrease to equal the Protected Income Base after the Excess Withdrawal times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date. If the Protected Income Base after the Excess Withdrawal equals $0, this Rider and the Contract will terminate.

Adjustment to the Protected Annual Income for an Account Value lock in
Upon an Account Value lock in, the Protected Annual Income will equal the increased Protected Income Base times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date.  If the Measuring Life Option is Joint, the Protected Annual Income Rate used will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date.

If the Protected Lifetime Income Fee then in effect is increased in connection with an Account Value lock in, the Owner may decline the increase to the Protected Income Base and Enhancement Base as described in the Protected Lifetime Income Fee provision of this Rider.

If the Owner declines the increase, the Protected Annual Income will be the Protected Annual Income on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.

Adjustment to the Protected Annual Income for an Enhancement
Upon an Enhancement, the Protected Annual Income will equal the increased Protected Income Base times the Protected Annual Income Rate used when the initial Protected Annual Income was determined on the Rider Date. If the Measuring Life Option is Joint, the Protected Annual Income Rate used will be based upon the attained age of the younger or surviving Measuring Life on the Rider Date.

 If the Protected Lifetime Income Fee then in effect is increased in connection with an Enhancement, the Owner may decline the increase to the Protected Income Base as described in the Protected Lifetime Income Fee provision of this Rider.

If the Owner declines the increase, the Protected Annual Income will be the Protected Annual Income on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.

Contract Value Reduces to $0
If the Contract Value reduces to $0 and (a) the Protected Income Base is not $0 and (b) the Contract has not been surrendered or assigned for value, the Protected Annual Income will continue for the lifetime(s) of the Measuring Life(s).

The Owner may elect to receive the Protected Annual Income at any frequency We offer, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If the Contract Value is $0 and the Contract terminates due to the deaths of all Measuring Lives, no Death Benefit will be paid. However, unless the currently effective Death Benefit option is the Contract Value Death Benefit Option, a final payment, if available, will be made under this Rider.  Such payment (not to be less than $0) shall be equal to (A) minus (B) minus (C), where:
(A)
is equal to the sum of all Purchase Payments minus Bonus Credits, if applicable, if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments minus subsequent Bonus Credits, if applicable.

(B)
is the sum of all Final Payment Reductions through the Valuation Date upon which the Contract Value reduces to $0. Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction. Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.

(C)	is the sum of all Conforming Withdrawals after the Valuation Date upon which the Contract Value reduces to $0.

Protected Annual Income Annuity Payment Option
The Protected Annual Income Annuity Payment Option may be irrevocably elected by the Owner upon Notice to Us, provided the Contract has not been surrendered or assigned for value.  If elected, the Owner will receive payment equal to the Protected Annual Income each Benefit Year for the lifetime(s) of the Measuring Life(s). The Owner may elect to receive the Protected Annual Income at any frequency We offer, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If this Protected Annual Income Annuity Payment Option is in effect no Death Benefit will be paid.  However, if the Death Benefit option immediately prior to the Annuity Commencement Date was not the Contract Value Death Benefit Option, a final payment, if available, will be made under this Rider.  Such payment (not to be less than $0) shall be equal to (A) minus (B) minus (C), where:
(A)
is equal to the sum of all Purchase Payments minus Bonus Credits, if applicable, if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments minus subsequent Bonus Credits, if applicable.

(B)
is the sum of all Final Payment Reductions prior to the Protected Annual Income Annuity Payment Option Effective Date.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to the (A) as the Final Payment Reduction.

(C)	is the sum of all Conforming Withdrawals on and after the Protected Annual Income Annuity Payment Option Effective Date.

Effect of Death
Upon the death of the Annuitant if the Measuring Life Option is Single, this Rider will terminate, and any Contract Value greater than $0 will remain in the Contract to which this Rider is attached.

Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the Owner may continue the contract and this Rider in force under the Joint Measuring Life Option.  If continued, the Protected Annual Income will be paid for the life of the surviving Measuring Life, subject to the terms of the Rider.

Upon the death of the surviving Measuring Life, this Rider will terminate, and any Contract Value greater than $0 will remain in the Contract to which this Rider is attached.

Waiver of Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge (if applicable)
No Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge will apply to Conforming Withdrawals. Excess Withdrawals will be subject to any applicable Contingent Deferred Sales Charge / Surrender Charge or Premium Based Charge to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that Contract Year.

Waiver of Interest Adjustment/Market Value Adjustment
No Interest Adjustment/Market Value Adjustment will apply to Conforming Withdrawals.  Excess Withdrawals will be subject to any applicable Interest Adjustment/Market Value Adjustment to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that Contract Year.

PROTECTED LIFETIME INCOME FEE
The Initial Annual Protected Lifetime Income Fee shown on Page 1 of this Rider is divided by four to calculate the initial quarterly Protected Lifetime Income Fee.  The Protected Lifetime Income Fee may change as described herein, but the annualized Protected Lifetime Income Fee may never exceed the Guaranteed Maximum Annual Protected Lifetime Income Fee shown on Page 1 of this Rider.

Determining the Quarterly Protected Lifetime Income Fee
A quarterly Protected Lifetime Income Fee is deducted from the Contract Value on each quarterly anniversary of the Rider Date.

The amount of the quarterly Protected Lifetime Income Fee is the quarterly Protected Lifetime Income Fee multiplied by the Protected Income Base (prior to any Account Value lock in or Enhancement that may occur) on the Valuation Date the fee is deducted.

Quarterly Protected Lifetime Income Fees will be deducted from each Variable Subaccount and Fixed Account, if any, on a proportional basis.

A pro-rata quarterly Protected Lifetime Income Fee will be recalculated and deducted upon termination of this Rider, except if this Contract is terminated due to death.

Adjustments to the Protected Lifetime Income Fee on a Rider Date Anniversary
Any change to the Protected Lifetime Income Fee will occur only on a Rider Date Anniversary.  The Protected Lifetime Income Fee change is to the Protected Lifetime Income Fee currently in effect on the Rider Date Anniversary of the change, subject to the Guaranteed Maximum Annual Protected Lifetime Income Fee shown on Page 1 of this Rider.

The Protected Lifetime Income Fee will change on a Rider Date Anniversary due to:
(a)
an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date Anniversary, if the cumulative Purchase Payments approved and added to the Contract after the first Benefit Year equal or exceed the limit shown in the Additional Purchase Payment Restriction provision of this Rider; or

(b)
an Account Value lock in pursuant to the Adjustments for an Account Value lock in provision of this Rider or Adjustment to the Protected Annual Income for an Account Value lock in provision of this Rider; or

(c)
an Enhancement after the Initial Enhancement Period pursuant to the Adjustment for an Enhancement provision of this Rider or Adjustment to the Protected Annual Income for an Enhancement provision of this Rider.

If, on a Rider Date Anniversary, an increase described in (b) or (c) results in an increase to the Protected Lifetime Income Fee then in effect, the Owner may decline such increase by Notice to the Company within 30 days of the effective date of the increase. If the Owner does decline the increase, the Protected Income Base, Enhancement Base (if applicable) and Protected Annual Income will be adjusted as described in the provisions in this Rider.

GENERAL
Guarantee of Principal Death Benefit Amount
A Guarantee of Principal Death Benefit is provided under the Guarantee of Principal Death Benefit or Enhanced Guaranteed Minimum Death Benefit, one of which may be applicable to the Contract as shown in the Contract Specifications.
This GOP Death Benefit Amount provision does not apply if this Contract provides that all death benefits are reduced by the amount of all Withdrawals.  If the Contract includes a Death Benefit, including any Death Benefit Rider, that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, and that such death benefit reductions of Purchase Payments “will be in proportion to the amount withdrawn” such Death Benefit Amount definition is hereby replaced with the following:
The sum of all Purchase Payments, minus all Death Benefit Reductions and any Bonus Credits.  Death Benefit Reductions are made whenever a Withdrawal occurs.

For Withdrawals (a) prior to the Rider Date of the Variable Annuity Living Benefits Rider and (b) after the termination of the Variable Annuity Living Benefits Rider, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Withdrawals while the Variable Annuity Living Benefits Rider is in force:
(a)
upon Excess Withdrawals, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Excess Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction; and

(b)	upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

Mortality and Expense Risk and Administrative Charge
While this Rider is in effect, the Mortality and Expense Risk and Administrative Charge rates for this Contract are shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE in the Contract Specifications.

Termination of this Rider
The Owner may terminate this Rider upon Notice to Us any time after the 5th Rider Date Anniversary.  This Rider will terminate upon:
a)	the date the Contract to which this Rider is attached terminates; or
b)
the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner; or

c)	the Annuity Commencement Date except under the Protected Annual Income Annuity Payment Option; or
d)	the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint; or
e)
the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose; or

f)	the date both the Protected Income Base and Protected Annual Income equal $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and fees within this Rider will terminate. A pro-rata Protected Lifetime Income Fee will be deducted upon termination, except if this Rider is terminated due to death.